Exhibit 23



       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this annual report on Form 10KSB of 2dobiz.com, Inc. of our report dated May 10, 2001 (which report contains an emphasis paragraph relating to certain liquidity and profitability considerations) relating to the financial statements of 2dobiz.com, Inc., as of December 31, 2000 and for the period from inception (June 30, 1997) through December 31, 2000 appearing in such annual report.

Meeks, Dorman & Company, P.A.


/s/ Meeks, Dorman & Company, P.A.
Longwood, Florida
May 14, 2001